MSB Financial Corp. Announces Quarterly Results

MILLINGTON, N.J., November 8, 2012 -- MSB Financial Corp. (Nasdaq: MSBF) (the "Company"), the holding company for Millington Savings Bank (the "Bank"), reported a net loss of $92,000 for the three months ended September 30, 2012. This compares to net income of $111,000 for the quarter ended September 30, 2011. The decrease was attributable to a decrease in net interest income and an increase in the provision for loan losses, partially offset by an increase in non-interest income and decreases in non-interest expense and income tax provision.

Net interest income for the quarter ended September 30, 2012 was $2.4 million, as compared to $2.7 for the quarter ended September 30, 2011.  Total interest income decreased by $469,000 or 13.0% for the three months ended September 30, 2012 compared to the three months ended September 30, 2011 due to a decrease of $10.2 million or 3.2% in average interest earning assets and a 46 basis point decrease in the average rate thereon, from 4.56% for the three months ended September 30, 2011 to 4.10% for the three months ended September 30, 2012.  Correspondingly, total interest expense decreased by $186,000 or 20.4% for the three months ended September 30, 2012 compared to the three months ended September 30, 2011, due to a $6.9 million or 2.4% decrease in average interest-bearing liabilities and a 23 basis point reduction in the average cost of interest bearing liabilities from 1.25% to 1.02%.  The interest rate spread for the September 30, 2012 quarter was 3.08%, compared to 3.31% for the quarter ended September 30, 2011.

The provision for loan losses was $746,000 for the quarter ended September 30, 2012, an increase of $133,000 or 21.7% over the $613,000 provided during the quarter ended September 30, 2011.  The Bank’s management reviews the level of the allowance for loan losses and establishes the provision for loan losses on a quarterly basis based on various qualitative and quantitative factors.  The increase in the provision during the current period reflects the Bank’s increased charge-off experience in recent quarters.  The Bank had $16.2 million in nonperforming loans as of September 30, 2012 compared to $17.2 million as of September 30, 2011.  The allowance for loan losses to total loans ratio was 1.17% at September 30, 2012 compared to 1.09% at September 30, 2011, while the allowance for loan losses to non-performing loans ratio increased from 15.95% at September 30, 2011 to 17.65% at September 30, 2012 primarily the result of lower loan balances and a higher loan loss reserve balance as of September 30, 2012 compared to the period ended September 30, 2011.  Non-performing loans to total loans and net charge-offs to average loans outstanding ratios were at 6.61% and 0.39%, respectively, at September 30, 2012 compared to 6.82% and 0.01% at September 30, 2011.

Noninterest income was $159,000 for the quarter ended September 30, 2012 compared to $144,000 for the quarter ended September 30, 2011.  The increase for the quarter ended September 30, 2012 compared to the quarter ended September 30, 2011 resulted from an increase of $16,000 in unrealized gains on trading securities and a $2,000 increase in bank owned life insurance income, offset by a $3,000 decrease in other non-interest income.

Noninterest expense was $2.0 million for the quarter ended September 30, 2012 compared to $2.1 million for the quarter ended September 30, 2011.  The decrease for the quarter ending September 30, 2012 as compared to the quarter ended September 30, 2011 resulted primarily from decreases in occupancy and equipment expense, salaries and employee benefits and professional services, offset by increases in other non-interest expense, service bureau fees and directors’ compensation expense.  Between the September 2012 and September 2011 quarters there were decreases of $54,000 in occupancy and equipment expense, $50,000 in salaries and employee benefits, $23,000 in professional services and $8,000 in advertising expense, while other non-interest expense increased by $35,000, service bureau fees by $31,000, directors’ compensation by $12,000 and FDIC assessment by $1,000.  The increase in directors’ compensation was primarily the result of the former President/CEO, now receiving directors’ compensation.

Total assets were $346.2 million at September 30, 2012, compared to $347.3 million at June 30, 2012. The Company increased its investment in securities held to maturity by $14.8 million.  The increase in securities held to maturity was primarily funded by the decreases in cash and cash equivalents and loans receivable of $15.1 million and $1.7 million, respectively.  Deposits were $283.0 million at September 30, 2012, compared to $283.8 million at June 30, 2012, and FHLB advances remained the same for both periods.  Stockholders’ equity was $40.7 million at September 30, 2012 compared to $40.9 at June 30, 2011, a decrease of $194,000 or 0.5%. The decrease in shareholders’ equity was due to the repurchase of $217,000 in treasury stock and a net loss of $92,000, offset by an increase of $69,000 in paid in capital primarily related to the compensation expense attributable to the Company’s stock-based compensation plan, a $42,000 decrease in unallocated common stock held by ESOP and a $4,000 accumulated other comprehensive gain.

At September 30, 2012 the Company had 5,048,455 shares outstanding compared to 5,085,292 shares outstanding as of June 30, 2012.  Shares of the Company’s common stock trade on the NASDAQ Global Market under the symbol "MSBF."   The Company is majority owned by its mutual holding company parent, MSB Financial, MHC.

Forward Looking Statements

The forgoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.

CONTACT:  MSB Financial Corp.
          Michael Shriner, President & CEO
          908-647-4000
          mshriner@millingtonsb.com

MSB FINANCIAL CORP
(Dollars in Thousands, except for per share amount)

SELECTED FINANCIAL AND OTHER DATA

Balance Sheet Data:
	(Unaudited)
	At September 30	At June 30,
	2012	2012

Total assets	$346,221	$347,347

Cash and cash equivalents	18,702	33,757

Loans receivable, net	238,800	240,520

Securities held to maturity	65,550	50,706

Deposits	283,032	283,798

Federal Home Loan Bank advances	20,000	20,000

Total stockholders' equity	40,684	40,878

Summary of Operations:
	(Unaudited)
	For the Three Months Ended
	September 30,	September 30,
	2012	2011

Total interest income	$3,142	$3,611

Total interest expense	727	913

Net interest income	2,415	2,698

Provision for loan losses	746	613

Net interest income after provision
for loan losses	1,669	2,085

Noninterest income	159	144

Noninterest expense	2,004	2,060

Income before taxes	(176)	169

Income tax provision	(84)	58

Net income	$(92)	$111

Net income per common share:

basic and diluted	$(0.02)	$0.02

Weighted average number of shares of common stock outstanding	4,960,423	5,040,841

Performance Ratios:
	(Unaudited)
	For the Three Months Ended
	September 30,	September 30,
	2012	2011

Return on average assets (ratio of net (loss) income
to average total assets)	-0.11%	0.13%

Return on average equity (ratio of net (loss) income
to average total stockholder's equity)	(0.90)	1.08

Net interest rate spread	3.08	3.31

Net interest margin on average interest-earning
assets	3.15	3.41

Average interest-earning assets to average
interest-bearing liabilities	107.82	108.75

Operating expense ratio (noninterest expenses
to average total assets)	2.32	2.35

Efficiency ratio (noninterest expense divided by
sum of net interest income and noninterest income)	77.86	72.48

	(Unaudited)
	For the Three Months Ended
	September 30,	September 30,
	2012	2011
Asset Quality Ratios:

Non-performing loans to total loans	6.61%	6.82%

Non-performing assets to total assets	4.82	5.11

Net charge-offs to average loans outstanding	0.39	0.01

Allowance for loan losses to non-performing loans	17.65	15.95

Allowance for loan losses to total loans	1.17	1.09

Capital Ratios:

Equity to total assets at end of period	11.75%	11.53%

Average equity to average assets	11.87	11.69

Number of offices	5	5